Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into effective as of January 1, 2008 (except with respect to item 1 below, which shall be effective as of December 31, 2007), by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and Nick Galassi (“Galassi”).

WHEREAS, the Company and Galassi are parties to an employment agreement effective as of January 1, 2005, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend certain terms of the Agreement under which Galassi shall continue to be employed by the Company; and

WHERAS, the parties desire to set forth the amended terms and conditions, with the understanding that the remaining terms and conditions of the Agreement shall continue in full force and effect, except where amended by this Amendment.

NOW THEREFORE, in accordance with Section 16 of the Agreement and in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.             The first sentence of Section 2 of the Agreement is amended to provide that the term of the Agreement shall expire on January 2, 2012, unless earlier terminated by either party, in accordance with the terms of the Agreement.

2.             Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 3:

“3. Compensation.  Manager shall be compensated by the Company for his services as follows:

(a) Base Salary. During the term of this Agreement, Manager shall be paid a base salary (“Base Salary”) of $27,916.67 per month (or $335,000 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Manager’s salary shall be reviewed on an annual basis by the Company for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Manager’s “Base Salary” for purposes of this Agreement.

(b) Benefits. During the term of this Agreement, Manager shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Manager shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c) Bonuses. In addition to the Base Salary, Manager shall be eligible to receive an annual performance bonus (“Performance Bonus”) under the InnerWorkings Annual Incentive Plan (or any successor plan thereto).  The Performance Bonus shall have a target payment date within 2-1/2 months following the end of each fiscal year of the Company, but in no event shall the Performance Bonus be paid later than the end of the calendar year following the end of the fiscal year on which the Performance Bonus is based, unless such amounts have otherwise been deferred in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Expenses. In addition to reimbursement for business expenses incurred by Manager in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Manager for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s). In addition, Manager shall be reimbursed $800/month for automobile expenses.”

3.             The period at the end of subparagraph 5(b)(ii) of the Agreement shall be replaced with a semicolon and the following subparagraph (iii) shall be added to paragraph 5(b) of the Agreement:

“(iii) immediate vesting of i) all restricted stock granted on or about January 22, 2008, and ii) all stock options granted on or about January 22, 2008, as if Manager’s employment had continued for a period of twenty-four (24) months following the termination.”

4.             The following clause shall be added to the end of Paragraph (b) of Section 5 of the Agreement:

“In addition, if Section 409A of the Code requires that a payment hereunder may not commence for a period of six (6) months following termination of employment, then such payments shall be withheld by the Company and paid as soon as permissible, along with such other monthly payments then due and payable.”

5.             The following clause shall be added to Section 6 of the Agreement after “2004 Unit Option Plan”:

“(except as provided immediately below)”.

6.             The following new paragraph shall be added to Section 6 of the Agreement:

“If during the three (3) months prior to the public announcement of a proposed Change in Control, or at any time following a Change in Control, the Manager’s employment is terminated by the Company for any reason other than Cause, or terminated by the Manager for Good Reason, the Manager shall be entitled to immediate vesting of i) all restricted stock granted on or about January 22, 2008, and ii) all stock options granted on or about January 22, 2008; provided that, for purposes of this paragraph, a “Change in Control” shall have the same meaning as the term “Change in Control” set forth in the Company’s 2006 Stock Incentive Plan.”

7.             In all other respects, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth below.

INNERWORKINGS, INC.		MANAGER

By:	/s/ Steven E. Zuccarini	/s/ Nicholas J. Galassi
Chief Executive Officer		Nicholas J. Galassi

Date: January 22, 2008		Date: January 22, 2008